SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported) July 14, 1999


                     E. I. du Pont de Nemours and Company
            (Exact Name of Registrant as Specified in Its Charter)


            Delaware                   1-815              51-0014090
    (State or Other Jurisdiction     (Commission       (I.R.S Employer
         of Incorporation)           File Number)     Identification No.)


                              1007 Market Street
                          Wilmington, Delaware  19898
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:  (302) 774-1000















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Item 5.  Other Events
         ------------

        In connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-61339 and No. 33-60069), the registrant hereby files the following press release.

                                                   Contacts:  Susan Gaffney
                                                              (302) 774-2698

                                                              Cathy Andriadis
                                                              (302) 774-4712


                          DUPONT COMMENCES CASH OFFER
                            FOR DUPONT COMMON STOCK
                          ===========================


        WILMINGTON, Del., July 14 - DuPont (NYSE:DD) today announced it is commencing an offer to its shareholders who are non-United States persons to sell some or all of their shares to DuPont for $80.76 for each share of DuPont common stock up to a maximum of 8 million shares of DuPont common stock.

        Only non-United States persons as defined in the Offer to Purchase are eligible to participate in the cash offer. The cash offer will expire at 12:00 midnight New York City time on Aug. 10, 1999, unless extended.

        This cash offer is being made in connection with an exchange offer in the United States in which DuPont is offering shareholders the opportunity to exchange DuPont common stock for shares of Conoco common stock owned by DuPont. The exchange offer in the United States is being offered to DuPont shareholders who are defined as United States persons in the Offering Circular-Prospectus.

        DuPont has retained the services of D. F. King & Co., Inc., as Information Agent to assist shareholders with the exchange offer and the cash offer. Questions regarding the terms and conditions of the exchange offer or the cash offer or information on tendering shares should be directed to
D. F. King at 800-755-3105 (toll free) in the U.S. or 212-269-5550 (collect) outside the U.S.

        DuPont is a science company, delivering science-based solutions that make a difference in people's lives in food and nutrition; health care; apparel; home and construction; electronics; and transportation. Founded in 1802, the company operates in 65 countries and has 92,000 employees.


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7/14/99


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                                  SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                 E. I. DU PONT DE NEMOURS AND COMPANY
                                             (Registrant)




                                           /s/ D. B. Smith
                                 ------------------------------------
                                             D. B. Smith
                                         Assistant Controller




July 14, 1999









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